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F O R   I M M E D I A T E   R E L E A S E


CONTACT:      Barry J. Susson                     Tom Ryan or
--------      Chief Financial Officer             Don Duffy
              (215) 676-6000 X 362                (203) 222-9013
                                           OR
OF:           Deb Shops, Inc.                     Integrated Corporate Relations
---           9401 Blue Grass Road                24 Post Road East
              Philadelphia, PA  19114             Westport, CT  06880

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DEB SHOPS, INC.  REPORTS APRIL AND FIRST QUARTER SALES

COMPANY TO BROADCAST REVIEW OF FIRST QUARTER RESULTS OVER THE INTERNET

Philadelphia - May 8, 2003 - Deb Shops, Inc. (Nasdaq: DEBS) today reported that comparable store sales decreased (11.6%) for the month ended April 30, 2003. Total net sales for the month decreased (7.5%) to $24.3 million from $26.3 million for the month ended April 30, 2002.

For the quarter ended April 30, 2003, the Company reported a comparable store sales decrease of 13.4%. In addition, total sales for the quarter decreased 9.0% to $70.0 million from $77.0 million for the quarter ended April 30, 2002.

Deb Shops also announced that the Company will broadcast its conference call to discuss first quarter results over the Internet. The broadcast will be held on Thursday, May 15, 2003 at 11:00 a.m. Eastern Time and will be hosted by Lewis Lyons, Senior Vice President, Finance and Barry Susson, Chief Financial Officer. To access the broadcast, please visit http://www.debshops.com and click on Company Info. A replay of the broadcast will be available within one hour of the call.

The Company reports financial results on the calendar month; therefore, differences in timing will occur when comparing DEB SHOPS' results to those of retailers reporting on a 4-5-4 calendar.

For the remainder of fiscal year 2004, DEB SHOPS will report monthly sales according to the following calendar:

Month End                      Reporting Date

May 2003                   June 5, 2003
June 2003                  July 3, 2003*
July 2003                  August 7, 2003
August 2003                September 4, 2003
September 2003             October 2, 2003*
October 2003               November 6, 2003
November 2003              December 4, 2003
December 2003              January 8, 2004

*Denotes dates that differ from reporting dates under the 4-5-4 calendar.


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Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company operates 330 specialty apparel stores in 41 states under the DEB, DEB PLUS and Tops `N Bottoms names.

The Company has made in this report, and from time to time may otherwise make, "forward-looking statements" (as that term is defined under federal securities laws) concerning the Company's future operations, performance, profitability, revenues, expenses and financial condition. This report includes, in particular, forward-looking statements regarding expectations of future performance, store openings and closings and other matters. Such forward-looking statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors. Such factors may include, but are not limited to, the Company's ability to improve or maintain sales and margins, respond to changes in fashion, find suitable retail locations and attract and retain key management personnel. Such factors may also include other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2003. The Company assumes no obligation to update or revise its forward-looking statements even if experience of future changes make it clear that any projected results expressed or implied therein will not be realized.

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